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                                                                    EXHIBIT 12.1

                             WANG LABORATORIES INC.
               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (Dollars in millions except ratios)

                                                Reorganized
                                                  Company                                 Predecessor Company
                                        ------------------------------     -------------------------------------------------------
                                         Six months     Nine months        Three months
                                        ended Dec. 31,  ended June 30,     ended Sept. 30,          For the year ended June 30,
                                            1994             1994             1993          1993        1992       1991       1990
                                        ------------------------------     -------------------------------------------------------
FIXED CHARGES
  Interest Expense                         $ 1.6            $ 3.5               $1.2       $15.0       $44.6      $44.0     $ 79.9
  Portion of rent expense
    representative of interest               4.3              5.6                2.7         9.7        19.1       33.5       47.0
                                        -----------------------------      -------------------------------------------------------
                                             5.9              9.1                3.9        24.7        63.7       77.5      126.9

  Preferred dividend requirement             7.3              7.5                 --          --          --         --         --
                                        -----------------------------      -------------------------------------------------------
Combined fixed charges and
  preferred dividend                       $13.2            $16.6               $3.9       $24.7       $63.7      $77.5     $126.9
                                        =============================      =======================================================

EARNINGS
  Income (loss) from continuing
    operations before income
    taxes, discontinued operations
    fresh-start reporting adjustment
    and extraordinary item                  15.1             20.4              (22.6)     (197.2)     (346.5)    (368.8)    (577.3)

Fixed charges per above                      5.9              9.1                3.9        24.7        63.7       77.5      126.9
                                        -----------------------------      -------------------------------------------------------
                                           $21.0            $29.5             ($18.7)    ($172.5)    ($282.8)   ($291.3)   ($450.4)
                                        =============================      =======================================================
Ratio of earnings to combined
  fixed charges and preferred
  dividends                                  1.6              1.8                 --         --           --         --         --
                                        =============================      =======================================================

Coverage deficiency                           --               --             ($18.7)    ($172.5)    ($282.8)   ($291.3)   ($450.4)
                                        =============================      =======================================================
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